EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CSG Systems International, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2019 annual report on Form 10-K of CSG Systems International, Inc., incorporated by reference herein.

Our report on the consolidated financial statements contains an explanatory paragraph that refers to the Company’s adoption of ASC Topic 606, Revenue from Contracts with Customers, on January 1, 2018, as well as the Company’s adoption of ASC Topic 842, Leases, on January 1, 2019.

/s/ KPMG LLP

Omaha, Nebraska
August 21, 2020